Limelight Networks Names Sajid Malhotra as Chief Financial Officer

Tempe, Arizona, April 13, 2016 - Limelight Networks, Inc. (Nasdaq:LLNW), a global leader in digital content delivery, today announced the appointment of Sajid Malhotra as chief financial officer (CFO), reporting to Limelight CEO Robert Lento, effective immediately. Mr. Malhotra has been serving as the Company's Interim CFO since December, 2015.
Commenting on the appointment, Chief Executive Officer, Robert Lento said, “I'm pleased to name Sajid as our CFO. His years of multi-industry and cross functional experience, combined with his knowledge of Limelight gained over the last two years make him ideal for this position. His appointment will ensure continuing focus on our priorities, including our focus on shareholder value creation.”
"I’m humbled to be given this opportunity. Limelight is an integral component of the internet infrastructure industry. My focus will be to help the company transition to sustained profitability in a growing industry,” said Mr. Malhotra. “My two year tenure at Limelight, my confidence in the employees and leadership, my belief in the opportunity and our product offerings, make this an exciting opportunity for me on a personal basis, as well as an employee and a shareholder.”
Mr. Malhotra will continue to lead the corporate development and investor relations, facilities and procurement functions in addition to his new responsibilities as CFO.
Mr. Malhotra joined Limelight in March 2014. He brings over 30 years of experience having been an independent consultant focused on strategic and financial consulting,

communication and value creation. Malhotra has served as senior vice president of strategy, marketing and mergers and acquisitions for Convergys Corporation, a global leader in customer management services and has held several senior executive positions with NCR Corporation and AT&T. He earned his bachelor’s degree in computer science and a master’s degree of business administration in finance from PACE University in New York.
About Limelight Networks
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.
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